Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2015, with respect to the consolidated statements of Sorin S.p.A. and subsidiaries for the year ended December 31, 2012, included in the proxy statement/prospectus of LivaNova PLC (f/k/a Sand Holdco PLC) that is made a part of the Amendment No. 3 to the Registration Statement (Form S-4 No. 333-203510) of LivaNova PLC (f/k/a Sand Holdco PLC) to be dated August 17, 2015.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

August 15, 2015